Exhibit 10.19.4

CASE NON-COMPETE/NON-SOLICITATION AGREEMENT

This CASE NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of September, 2003, by and between KEVIN CASE (“Case”) and STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”).

RECITALS:

WHEREAS, D/O STAFFING LLC, a New Jersey limited liability company (“Omahen”) and Stratus have executed an Asset Purchase Agreement (“Asset Purchase Agreement’) whereby Omahen has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey; and Trenton, New Jersey branch offices (the “Purchased Assets”); and

WHEREAS, Omahen and Stratus have executed an agreement providing for limitations and restrictions on Omahen’s right to compete with Stratus, a copy of which is annexed hereto as Exhibit “A” (“Covenant Agreement”); and

WHEREAS, Case was previously employed by Stratus as its Vice President of Operations; and

WHEREAS, upon the closing of the transaction between Omahen and Stratus, Case will become an employee of an entity owned by Omahen; and

WHEREAS, Case is currently subject to the terms of a certain Employment Agreement dated June 12, 2000 between Stratus as Employer and Case as Employee, as amended per the terms of a certain letter agreement between Case and Stratus dated August 12, 2003 (collectively the “Employment Agreement”); and

WHEREAS, Case possesses substantial information and knowledge regarding the Purchased Assets as well as the Retained Business, including the Retained Accounts and Shared Accounts, all as defined in the Asset Purchase Agreement; and

WHEREAS, Case and Stratus wish to re-confirm in some respects the Employment Agreement and to also modify/clarify same; and

WHEREAS, Stratus and Case desire to enter into an agreement whereby Case agrees not to compete with Stratus to the extent hereinafter set forth.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

Case acknowledges that the manuals, methods, forms, techniques and systems of Stratus in its Retained Business, as defined below, are confidential trade secrets and are the property of Stratus.

Case further acknowledges that he has had access to confidential information concerning Stratus’ Retained Business and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, prospects, methods of operation, key contact personnel and other data, all of which provides Case with a competitive edge and none of which is readily available except to Stratus.

Case further acknowledges that he has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to Stratus’ Retained Business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Case with a competitive edge and none of which is readily available except to Stratus.

Case agrees that all of the foregoing information regarding Stratus’ Retained Business and all methods, clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Stratus (hereafter “Confidential Information”).

Non-Competition Agreement

Case agrees that regardless of geographic location, he will not, during the eighteen month period commencing with the Effective Date of the Asset Purchase Agreement (“Restrictive Period”) and unless otherwise agreed to by the parties by way of subcontracting agreement, payrolling agreement or otherwise, service any customers of Stratus’ business offices other than the Paterson, New Jersey; Perth Amboy, New Jersey; Elizabeth, New Jersey; New Brunswick, New Jersey and Trenton, New Jersey offices (the “Omahen Offices”) (Stratus’ other such offices being the Retained Business). Case also agrees that during the Restrictive Period he will not,  solicit the Retained Accounts set forth on Schedule A hereof or any of Stratus’ accounts in the New Jersey counties other than the Excluded Counties as set forth on the attached customer lists being provided as Schedule B hereof. Case acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of Stratus.

Non-Disclosure Agreement

Case agrees that except as directed by Stratus, he will not at any time use for any reason or disclose to any person any of the Confidential Information or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential

Information, whether prepared by Stratus or otherwise, without the prior written permission of Stratus, in Stratus’ Retained Business.

Agreement Not to Compete for Accounts or Personnel

Case agrees that during the Restrictive Period he will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Stratus regarding the Retained Business or Retained Accounts of Stratus, as of the period twelve (12) months prior to the date of the Closing through the Effective Date, either for Case’s own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

Consent of Stratus

Stratus hereby consents to the employment of Case by Omahen and agrees that such employment shall not constitute a violation of any agreement or understanding to which Stratus is a party.

Restrictive Period

If the employment of Case by Omahen is terminated for any reason, the Employment Agreement shall be reinstated except that the number of months in the applicable time period shall be shortened by the number of months of Case’s employment by Omahen provided that, during Case’s term of employment by Omahen, he was at all times in compliance with the terms of this Agreement.

Retained Business

For purposes of this Agreement, the term “Retained Business” shall have the meaning ascribed to it in the Stratus Non-Compete and Non-Solicitation Agreement between Stratus and Omahen.

STRATUS SERVICES GROUP, INC.

By:	/s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

/s/ Kevin Case
KEVIN CASE